Exhibit 99.1

Quarterly Report to Holders of Contingent Value Obligations
For the Quarter Ended June 30, 2006

August 17, 2006

To Holders of Contingent Value Obligations:

This is the quarterly report for the synthetic fuel plants owned by Solid Energy LLC, Ceredo Synfuel LLC, Solid Fuel LLC, and Sandy River Synfuel LLC (“the Earthco plants”) for the quarter ending June 30, 2006.

Overview
There are currently 98.6 million Contingent Value Obligations (CVOs) issued and outstanding. CVOs were issued as a result of the Progress Energy, Inc. (Progress Energy or the Company) and Florida Progress Corporation share exchange, which occurred on November 30, 2000. For every Florida Progress Corporation share owned at that time, one CVO was issued.

Each CVO represents the right of the holder to receive contingent payments, based on the net after-tax cash flow generated by the Earthco plants. Qualifying synthetic fuel plants entitle their owners to federal income tax credits based on the barrel of oil equivalent of the synthetic fuel produced and sold by these plants. In the aggregate, holders of CVOs are entitled to payments equal to 50 percent of any net after-tax cash flow generated by the Earthco plants in excess of $80 million per year for each of the years 2001 through 2007. Payments will not generally be made to CVO holders until audit matters are resolved for the years of the tax returns in which the tax credits giving rise to the payments are realized. The Company cannot predict when the tax credits previously generated will be realized or when the audit matters for the tax return years in which tax credits are realized will be resolved. Based on past tax audit experience, the Company’s tax audits could take many years to resolve.

For purposes of calculating CVO payments, net after-tax cash flows include the taxable income or loss for the Earthco plants adjusted for depreciation and other noncash items plus income tax benefits, and minus income tax incurred. The total amount of net after-tax cash flow for any year will depend upon the final determination of the income tax savings realized and the income taxes incurred after completion of the income tax audits. Thus, the estimated after-tax cash flow generated by the Earthco plants could increase or decrease due to changes in the income tax savings realized for the year.

This is only an overview of the terms of the CVOs. The legal documents governing the CVOs contain significant additional information, including information concerning the realization of credits carried forward and payments of disposition proceeds.

Results of Operations for the Quarter Ended June 30, 2006
The estimated net after-tax cash flow for the quarter and year to date for each of the Earthco plants is as follows:
        2nd Quarter  Year to Date
Solid Energy LLC                $ 0.1 million  $ (8.6) million
Ceredo Synfuel LLC                                           $ 5.2 million               $ 4.3 million
Solid Fuel LLC                     $ 1.7 million               $ 3.2 million
Sandy River Synfuel LLC                                  $ 2.5 million               $ 0.6 million

An estimated $26.4 million in synthetic fuel tax credits were generated but not realized nor included in the net after-tax cash flow amounts for the six months ended June 30, 2006. Due to the high level of oil prices, the value of these generated but not realized synthetic fuel tax credits could be reduced as described below in the Impact of Crude Oil Prices section.

Material Developments as of August 17, 2006

Energy Policy Act
Legislation enacted in 2005 redesignated the Section 29 tax credit as a general business credit under Section 45K of the Internal Revenue Code (Section 45K) effective January 1, 2006. The previous amount of Section 29 tax credits that the Company was allowed to claim in any calendar year through December 31, 2005, was limited by the amount of its regular federal income tax liability. Section 29 tax credit amounts allowed but not utilized are currently carried forward indefinitely as deferred alternative minimum tax credits. The redesignation of Section 29 tax credits as a Section 45K general business credit removes the regular federal income tax liability limit on synthetic fuel production and subjects the credits to a 20-year carry forward period. This provision would allow the Company to produce synthetic fuel to a higher level than it has historically produced, should it choose to do so. See discussion below regarding the impact of crude oil prices on future synthetic fuel production.

Permanent Subcommittee
In October 2003, the United States Senate Permanent Subcommittee on Investigations began a general investigation concerning synthetic fuel tax credits claimed under Section 29. The investigation is examining the utilization of the credits, the nature of the technologies and fuels created, the use of the synthetic fuel, and other aspects of Section 29 and is not specific to the Company’s synthetic fuel operations. Progress Energy provided information in connection with this investigation. The Company cannot predict the outcome of this matter.

Impact of Crude Oil Prices
Although the Section 29/45K tax credit program is expected to continue through 2007, recent market conditions, world events and catastrophic weather events have increased the volatility and level of oil prices that could limit the amount of those credits or eliminate them entirely for 2006 and 2007. This possibility is due to a provision of Section 29/45K that provides that if the average wellhead price per barrel for unregulated domestic crude oil for the year (the Annual Average Price) exceeds a certain threshold price (the Threshold Price), the amount of Section 29/45K tax credits is reduced for that year. Also, if the Annual Average Price increases high enough (the Phase-out Price), the Section 29/45K tax credits are eliminated for that year. The Threshold Price and the Phase-out Price are adjusted annually for inflation.

If the Annual Average Price falls between the Threshold Price and the Phase-out Price for a year, the amount by which Section 29/45K tax credits are reduced will depend on where the Annual Average Price falls in that continuum. For example, for 2005, the Threshold Price was $53.20 per barrel and the Phase-out Price was $66.78 per barrel. If the Annual Average Price had been $59.99 per barrel, there would have been a 50 percent reduction in the amount of Section 29 tax credits for that year.

The Department of the Treasury calculates the Annual Average Price based on the Domestic Crude Oil First Purchases Prices published by the Energy Information Agency (EIA). Because the EIA publishes its information on a three-month lag, the secretary of the Treasury finalizes the calculations three months after the year in question ends. The Annual Average Price for calendar year 2005 was published on April 11, 2006. Based on the Annual Average Price of $50.26, there was no phase-out of the Company’s synthetic fuel tax credits in 2005.

The Company estimates that the 2006 Threshold Price will be approximately $55 per barrel and the Phase-out Price will be approximately $69 per barrel, based on an estimated inflation adjustment for 2006. The monthly Domestic Crude Oil First Purchases Price published by the EIA has recently averaged approximately $6 lower than the corresponding monthly New York Mercantile Exchange (NYMEX) settlement price for light sweet crude oil. Through June 30, 2006, the average NYMEX settlement price for light sweet crude oil was $67.13 per barrel, and as of June 30, 2006, the average NYMEX futures price for light sweet crude oil for the remainder of calendar year 2006 was $75.12 per barrel. This results in a weighted-average annual price for light sweet crude oil of approximately $71.16 per barrel for calendar year 2006. Based upon the estimated 2006 Threshold Price and Phase-out Price, if oil prices for 2006 averaged this weighted price of approximately $71.16 per barrel for the entire year in 2006, the Company currently estimates that the synthetic fuel tax credit amount for 2006 would be reduced by approximately 72 percent. The final calculations of any reductions in the value of the tax credits will not be determined until the after the end of 2006 when final oil prices are known and the Department of Treasury finalizes the Annual Average Price.

Legislation that would have provided synthetic fuel producers with additional certainty around future synthetic fuel production decisions was not included in the Tax Increase Prevention and Reconciliation Act passed in May 2006. However, similar provisions modifying the Section 29/45K synthetic fuel tax credit program may be included in future legislation. The Company cannot predict the outcome of this matter.

Due to the high level of oil prices and the uncertainty of any federal legislation being enacted into law, the Company idled production at its Earthco plants in May 2006. This will have a material impact on the Company’s net after-tax cash flows and a material adverse impact on the Company’s realization of credits carried forward that can not be quantified at this time. The Company will continue to monitor the level of oil prices and any future federal legislative action to determine whether to resume production at the Earthco plants.

Supplemental Information

Where can I find a current market value of the CVOs?
CVOs are traded on the Over The Counter “pink sheets.” To obtain a value contact your broker or visit pinksheets.com. Click on the “symbol lookup” and type “Progress Energy” in the “Search for a security” site, click “go” then click on “quote” to obtain the latest quote.

How can I purchase or sell CVOs?
You will need to contact a broker to purchase or sell CVOs.

What is the cost basis in the CVOs?
For federal income tax reporting purposes, the Company will treat 54.5 cents as the fair market value of each CVO that was issued on November 30, 2000, the effective date of the share exchange. That amount is the average of the reported high and low trading prices of the CVOs on the NASDAQ Over The Counter Market on November 30, 2000. If you received your CVOs in the share exchange your tax basis for your CVOs is 54.5 cents. If you acquired your CVOs after the share exchange, please consult your tax advisor for your tax basis.

Who is the Securities Registrar and Transfer Agent for the CVOs?

American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219
Call toll-free 1.866.668.6550